SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

225 Franklin Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the December 2002 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2003

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau
Title: Secretary

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THE TAIWAN FUND, INC. REVIEW
December 2002

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

     The Fund closed the year 2002 with a better performance ranking for the final quarter. On a quarterly basis, the Fund outperformed its peers for the fourth quarter of 2002, lifting the Fund’s ranking to the No.1 position from the No.2 position for the third quarter. Our consistent performance was the reason for the advance, and we will continue to strive for better performance in the future.

     In December, the Fund performed in line with the benchmark. In U.S. dollar terms, the Fund had a return of –4.26% in December, compared to the TAIEX’s return of –4.02%. December’s winners were all in non-technology sectors, such as transportation, paper & pulp, automobile, glass & ceramics, finance and cement. The electronics sector was the biggest loser, with a 10.85% drop that dragged down the TAIEX. The banking sector’s strong gain, 6.5% in December, was the major force that contained our performance in December, as we were underweight in the banking sector. A correction at the end of December for the plastics sector also hurt the Fund, as we were overweight in the plastics sector. The technology sector performed poorly and was another factor for the Fund’s below-expected performance, although we remained underweight in this sector during December.

     The plastics sector will be our focus for January. We like the sector’s favorable price trend amid increasing expectations of a demand surge after the lunar New Year. We are also somewhat positive on the technology sector, but our tone remains cautious. For now, we will stay with more visible areas, such as communications, software and DSC-related shares. On the other hand, we will increase our weighting in banks, but will still stay underweight in this sector. The resilient banking sector surprised us in December, and we believe that the government should continue to boost this sector through more initiatives. We are also holding a positive view on both the shipping sector and China Harvest shares. The shipping sector should benefit from low valuation and an optimistic pricing outlook, while China Harvest shares should continue to attract investors with strong fundamental support.

Total Fund Sector Allocation

As of 12/31/02	% of	% of
	Total Fund	TAIEX

Semiconductor	19.43	20.73
Banking	16.50	18.87
PC & Peripherals	14.17	14.79
Telecommunication	8.18	8.63
Electronics	6.12	8.32
Textile	5.92	3.76
Plastics	5.91	5.42
Steel	2.76	2.99
Transportation	2.50	2.46
Auto	2.27	1.95
Electricals	2.10	1.48
Chemical	1.47	1.49
*C.S. & Software	1.35	0.52
Rubber	1.30	0.82
Wire & Cable	0.56	0.90
Others	5.20	6.87
Total	95.74	100.00
Cash	4.26
Tech	49.25	52.99
Non-Tech	29.99	28.14
Financial	16.50	18.87

Total Net Asset: US$169.09M
(*)=Computer Service & Software

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Top 10 Holdings of Total Fund Portfolio

As of 12/31/02	% of Total Portfolio

Taiwan Semiconductor	8.11
Formosa Chemical & Fiber	4.53
Chunghwa Telecom Co., Ltd.	3.41
United Micro Electronics	3.03
Chinatrust Financial Holdings	2.64
Hon Hai Precision Industry	2.42
Fubon Financial Holdings	2.27
Cathay Financial Holdings	2.25
China Steel Common	2.17
Mediatek Incorporation	2.08
Total	32.91

NAV: US$10.33	Price: US$8.80	Prem.: -14.81%
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index

One Month	-4.20	-4.02
Fiscal Year to Date	-8.63	-1.83
One Year	-23.23	-19.23
Three Years	-23.45	-21.83
Five years	-10.63	-12.57
Ten Years	0.04	-0.36
Since Inception	5.84	9.67

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN

Market Data

	As of 11/30/02	As of 12/31/02

TAIEX	4646.69	4452.45
% change in NTD terms	1.48	-4.18
% change in USD terms	1.33	-4.02
NTD Daily avg. trading volume (In Billions)	88.59	71.69
USD Daily avg. trading volume (In Billions)	2.54	2.06
NTD Market Capitalization (In Billions)	9317.52	8912.16
USD Market Capitalization (In Billions)	267.65	256.44
FX Rate: (US$/NT$)	34.81	34.75

Taiwan’s Macro Economics Review

Source: DATASTREAM

     The strong U.S. ISM number in December, particularly in the new order index, provided much needed confidence to market’s expectation of a continued economic recovery. However, weak readings in consumer confidence and job report did not blend in well to the whole picture. Although we are still positive on market’s outlook, our tone remains cautious, as the up trend has not been confirmed from an economic perspective.

*Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*Please notify us immediately if you are having problems receiving this telecopy.

Fund Manager: Vincent Lai
Deputy Fund Manager: Jovi Chen

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